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Exhibit 4.3

Form of Employment Agreement
Members of the Board of Management

The undersigned:

1.
TPG N.V., with its registered office in Amsterdam, represented by Mr. XXXXXX, as Chairman of the Supervisory Board, hereinafter "the Company";

and

2.
Mr. XXXXXX, born on XX XXXX XXXX, residing at XXXXXXXXXXXXX in XXXXXX, the Netherlands, hereinafter "the Executive";

Whereas:

—
The Supervisory Board decided to appoint the Executive as a member of the Board of Management effective XX XXXX XXXX;

—
The parties desire to lay down the salary and other applicable conditions of employment in this agreement.

Declare to have agreed as follows:

1.    Date of Commencement of Employment and Position

  The Executive entered into the employment of the Company on [    ] in the position of member of the Board of Management.

2.    Duration of the Agreement and Notice of Termination

  The agreement has been entered into for an indefinite period. The agreement may be terminated with due observance of a notice period of three months for the Executive and six months for the Company.

  This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Executive reaches the age of 65 unless the Executive's pension scheme provides for a different date.

3.    Salary

  The Executive's base salary is EUR XXXXX gross per year, applicable from XX XXXXXX XXXX. A holiday allowance of 8% is included in the base salary.

4.    Short Term Incentive Bonus Plan

  The bonus incentive plan for the members of the Board of Management as is established from time to time by the Supervisory Board, applies to the Executive. The bonus incentive plan is outlined in Exhibit A to this agreement.

5.    Long Term Incentive Option Plan

  The rules of the relevant share option plan of TPG N.V., and its underlying regulations and criteria for granting options, as these are established from time to time by the Supervisory Board, apply to the Executive. The share option plan is outlined in Exhibit B to this agreement. Any and all tax consequences related to the granting and/or exercise of share options shall be for the account of the Executive. The Executive shall only exercise his options after consultation with the Compliance Officer and after approval of the Chairman of the Supervisory Board. Any shares acquired by the Executive as a result of exercising options may only be sold, if the Executive does not possess inside information at that moment. In addition, such shares may not be sold in a closed period. The TPG Code entitled Voorkoming Misbruik Voorwetenschap (prevention of insider trading) applies to the Executive, as well as the rules of the TPG Stock Option Personnel Plan.

6.    Long Term Incentive Share Plan

  The rules of the relevant performance share plan of TPG N.V. and its underlying regulations and criteria for granting shares, as these are established from time to time by the Supervisory Board, apply to the Executive. The performance share plan is outlined in Exhibit C to this agreement. Any and all tax consequences related to the granting and/or sale of shares shall be for the account of the Executive. Any shares acquired by the Executive may only be sold, if the Executive does not possess inside information at that moment. In addition, such shares may not be sold in a closed period. The TPG Code entitled Voorkoming Misbruik Voorwetenschap (prevention of insider trading) and the rules of the TPG performance share plan apply to the Executive.

7.    Holidays

  The Executive shall be entitled to 25 holiday days each calendar year, to be increased in accordance with the terms of the TPG Collective Labour Agreement in the Netherlands. When taking holiday days, the Executive shall consult with the other members of the Board of Management, and he shall take into account the interests of the Company.

8.    Company Car

  The Company shall provide the Executive with a company car commensurate with his position under conditions established from time to time by the Supervisory Board. As Member of the Board of Management the executive is entitled to a company car with a maximum catalogue price of € XXXXX, inclusive BPM and VAT. Delivery costs and alarm system installation costs will be met by the company. All the costs of fuel and normal maintenance shall be for the account of the employer.

9.    Expenses

  The expenses incurred by the Executive in the execution of his business tasks shall be reimbursed by the Company on receipt of a specified statement of expenses and supporting receipts. In addition, the Company shall pay an expense allowance of EUR XXX per month for out-of-pocket expenses. Any tax consequences, related to this arrangement are for the account of the Executive.

10.  Telephone Costs

  The Company shall pay the costs related to the costs of a private telephone provided that the fixed fiscal amount ("forfait") shall be treated as taxable income. In addition, the company shall pay the costs of a mobile telephone and fax or other tools of communication related to the position of the Executive. Any tax consequences, related to this arrangement, are for the account of the Executive.

11.  Insurance

  The Executive may participate in the collective medical insurance scheme taken out by the Company. If the Executive participates, 50% of the premium shall be for the account of the Company and paid on a monthly basis, taking into account insurance coverage consisting of General Practitioner (GP), pharmacy and specialist medical care based on class II A for adults and class II for co-insured children.

  The Company shall take out liability insurance for managing directors for the benefit of the Executive. The conditions shall be in accordance with the policy, a copy of which shall be forwarded to the Executive. The costs of this insurance shall be for the account of the Company.

  The Company shall take out an accident insurance for the benefit of the Executive. The conditions shall be in accordance with the policy, a copy of which shall be forwarded to the Executive. The costs of this insurance shall be for the account of the Company.

12.  Disability

  In the event of a disability of the Executive as defined in article 7:629 of the Dutch Civil Code, for a maximum period of twelve months applicable from the first day of the disability the Company shall pay the salary as defined in article 3, provided that this payment ends per the day that the Executive makes use of the applicable early retirement/pension arrangement. Periods of disability with an interruption of not more than four weeks shall be regarded as linked together. If after the period of twelve months the Executive remains disabled, the arrangement on disability pension applies as laid down in Exhibit D.

  The Executive shall not be entitled to the salary payment referred to above, if and to the extent that he can validly claim damages in connection with his disability from a third party on account of loss of salary and if and to the extent that the payments by the Company referred to above exceed the minimum obligation referred to in article 7:629 sub 1 of the Dutch Civil Code. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Executive of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set off by the Company if the compensation is paid or, as the case may be, in proportion.

13.  Pension

  The Company has taken out insurance to cover its pension scheme and disability pension insurance, for the benefit of the Executive under the conditions laid down in Exhibit D to this agreement.

14.  Early retirement

  The Executive is eligible for an allowance pursuant to the early retirement scheme under the conditions set forth in Exhibit E.

15.  Applicable Provisions of the TPG-CAO

  The TPG Collective Labour Agreement is not applicable, with the exception of the provisions relating to the following subjects: availability under special circumstances, relinquishment of rights pertaining to inventions, the jubilee bonus, the premium saving plan, the wage saving plan, the collective accident insurance, the life assurance and the cost allowance regulation in event of removal.

16.  Duties

  The Executive is obliged to fulfil his tasks properly, taking into account the law, the articles of association of the Company and the decisions, instructions, guide lines, etc. promulgated by the appropriate bodies of the Company.

  The Executive shall fully devote himself and his energy to promoting the interests of the Company.

17.  No additional occupation

  Without the prior written consent of the Chairman of the Supervisory Board, the Executive shall not be engaged or involved in any manner, in any profession or enterprise, inclusive of any direct or indirect financial interests in any other enterprise, with the exception of ownership of common shares of such enterprise registered at a Stock Exchange. The Executive shall refrain from accepting remunerated or time-consuming non-remunerated work activities with or for third parties without the prior written consent of the Chairman of the Supervisory Board.

18.  Supervisory Board memberships

  Any external Supervisory Board memberships may not contravene the interests of the company and the Executive will not hold more than two memberships at the same time. With respect to accepting external Supervisory Board memberships, the Executive shall require the prior written consent of the Chairman of the Supervisory Board. Before accepting any memberships, the Executive shall send full information regarding the membership to the Chairman of the Supervisory Board.

19.  Confidentiality and Documents

  For the duration of this agreement and after this agreement has been terminated the Executive shall keep confidential any information concerning the Company or any affiliated company which has become known to the Executive as a result of his employment with the Company, such to any individual including other personnel of the Company or an affiliated company, unless such personnel must be informed in connection with their work activities for the Company or for an affiliated company.

  The Executive shall not have or keep in his possession any documents and/or correspondence and/or data carriers and/or copies in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and which have been made available to the Executive as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Executive will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies at termination of this agreement or on suspension of the Executive from active duty for whatever reason.

20.  Non-Competition

  Without the prior explicit written consent of the Company, the Executive shall not be engaged or involved in any manner, directly or indirectly, for a period of two years after the effective date of termination of the employment agreement in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company or any affiliated company, nor shall the Executive have any financial interest in any manner, directly or indirectly, in such enterprise, except for ownership of common shares of such enterprise registered at a Stock Exchange. This obligation applies to any work activities or involvement of the Executive within the territory of the European Union.

21.  Penalty

  In the event the Executive breaches the obligations as expressed in articles 17, 18, 19 or 20, the Executive shall contrary to article 7:650 sub 3, 4 and 5 of the Dutch Civil Code, without notice of default being required, pay to the Company for each such breach a penalty equal to an amount of EUR XXXXXX plus a penalty of EUR XXXX for each day such breach occurs and continues, notwithstanding any other rights the Company may have. The Company is entitled to claim full damages by way of alternative to the penalty.

22.  Severance payment in case of a Change in Control

  (i)
  If, within twelve months following a change in Control, the Company gives notice of termination of this agreement, in a situation in which the Executive has not given reasons which provide an urgent cause for such termination, or

  (ii)
  if the Executive gives notice of termination of this agreement within three months following a Change in Control and as a direct result of this Change in Control, provided the Executive is willing to stay on up to six months following the Change in Control then the Executive shall be entitled to receive immediately after termination, a Terminal Payment. The Terminal Payment, which shall be made less any statutory withholdings, shall be received by the Executive in full and final settlement of all claims arising out of the Executive's employment with the Company and/or any subsidiary of the Company or its termination.

  In this Clause "Change in Control" means the acquisition by any person, or persons, acting in concert of more than 50 per cent of the issued share capital of the Company conferring the right to attend and vote at general meetings of the Company or the substantial reorganisation of Company following the sale of the whole or a part of the company and resulting in no or a lesser position for Executive.

  In this Clause "Terminal Payment" means the aggregate of the following amounts:

  (i)
  twenty-four months base salary at the annual rate of salary payable immediately before termination. If termination takes place within two years from retirement, then the Executive will, instead of the 24 months basic salary, receive full salary up to date of retirement.

  (ii)
  two times the average of the bonuses paid to the Executive in respect of the three consecutive financial periods of the Company completed immediately before termination. If termination takes place within two years from retirement, then the Executive shall receive average bonus pro rata up to date of retirement instead of the two times the average bonus.

  (iii)
  a sum calculated actuarially by the relevant pension scheme's actuary (acting as an expert and not as an arbitrator) to represent two years' pension contribution by the Company, paid grossed up for tax. This shall only come into force if the Executive is not within two years of his natural retirement date. If he is within two years of this date, then company pension contributions will be paid up to retirement.

  No further payments will be made as a direct result of a Change in Control, including tax reimbursement on early exercise of stock options, the procedure for which is described in the rules applicable to the scheme.

23.  Amendments, Previous Agreements and prevailing language

  Any amendments and/or supplements to this agreement can only be made by way of a written document signed by both parties.

  This agreement supersedes all previous agreements between the Executive and the Company and/or any affiliated company and takes their place.

24.  Governing Law

  This agreement is governed by the laws of the Netherlands.

This agreement has been signed and executed in Hoofddorp in duplicate this

[ ] XXXX.

The Company:	The Executive:

Mr. XXXXXX,	Mr. XXXXXX
Chairman of the Supervisory Board

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Exhibit 4.3
  Form of Employment Agreement Members of the Board of Management